EXHIBIT 21

                         LEVEL 3 COMMUNICATIONS, INC.

                             List of Subsidiaries



Level 3 Communications, Inc.
   PKS Information Services, Inc.
     Level 3 Communications, LLC
     Level 3 Holdings, Inc.
       Level 3 Telecom Holdings, Inc.
       Kiewit Energy Group Inc.
         KCP Inc.